Exhibit 99.1

Willis Group Reports Third Quarter 2010 Results

Reported and adjusted net income per diluted share from continuing operations of $0.37

1 percent reported growth in commissions and fees compared with third quarter of 2009

4 percent organic growth in commissions and fees compared with third quarter of 2009, with positive organic growth in commissions and fees in each segment:
2 percent in North America; 4 percent in Global; 6 percent in International

Reported and adjusted operating margin of 14.5 percent;
reported operating margin up 320 basis points, adjusted operating margin up 140 basis points compared with third quarter of 2009

NEW YORK--(BUSINESS WIRE)--October 27, 2010--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and nine months ended September 30, 2010.

“Our results this quarter reflect the strength of the Willis culture, with great teamwork and cooperation across the businesses, a commitment to growth and focus on cost control,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Our global diversity and cooperation across businesses continued to deliver results, as each segment recorded positive organic growth in commissions and fees in the face of continued soft rate and economic conditions in a number of the regions in which we operate.”

Third Quarter 2010 Financial Results

Reported net income from continuing operations for the quarter ended September 30, 2010 was $64 million, or $0.37 per diluted share, compared with $78 million, or $0.46 per diluted share, in the same period a year ago.

Excluding certain items, which are detailed later in this release, adjusted net income per diluted share from continuing operations was $64 million, or $0.37 per diluted share, in the third quarter of 2010 compared with $90 million, or $0.53 per diluted share in the third quarter of 2009. Foreign currency movements favorably impacted earnings by $0.02 per diluted share compared with the third quarter of 2009.

Total reported revenues for the quarter ended September 30, 2010 were $733 million compared with $725 million for the same period last year, an increase of 1 percent. Total commissions and fees rose 1 percent to $723 million from the third quarter of 2009. Investment income was $10 million in the third quarter of 2010, unchanged from the third quarter of 2009.

Organic growth in commissions and fees was 4 percent in the third quarter of 2010 compared with the third quarter of 2009. Net new business growth of 6 percent reflected strong new business generation of 13 percent and steady client retention. Partially offsetting net new business growth was a 2 percent negative impact from declining premium rates and other market factors.

The North America segment reported a 2 percent increase in commissions and fees in the third quarter of 2010 compared with the third quarter of 2009. Organic commissions and fees increased 2 percent in the third quarter of 2010 compared with the negative 3 percent impact in the same period a year ago. Strong growth was recorded across a number of geographic regions, and the segment continued to benefit from specialist industry expertise. Organic growth was supported by increases in both new business generation and client retention. Soft insurance market conditions and ongoing weakness in the US economy continue to weigh on the segment. Operating margin was 21.4 percent in the third quarter of 2010, in line with 21.5 percent in the third quarter of 2009.

The International business segment reported a 2 percent decrease in commissions and fees compared with the same period in 2009, primarily due to unfavorable foreign currency movements. Organic growth in commissions and fees was 6 percent in the third quarter of 2010, with positive contributions across all regions, including continued double-digit performance in Latin America, Asia and Eastern Europe. Continental Europe and the UK and Ireland retail market both recorded positive single digit organic growth. Operating margin was 9.6 percent in the third quarter of 2010 compared with 13.4 percent in the year ago period, as margin expansion from strong organic growth was offset by continued support of growth and unfavorable foreign currency movements.

The Global segment, which comprises the Reinsurance, Global Specialties, Faber & Dumas, and Willis Capital Markets & Advisory divisions, reported 3 percent growth in commissions and fees and 4 percent organic growth in commissions and fees in the third quarter of 2010 compared with the third quarter of 2009. Reinsurance and Global Specialties divisions each grew mid-single digits. Reinsurance continued to generate strong new business despite ongoing market softness, while Global Specialties, particularly Financial and Executive Risks, Inspace, Aerospace and Construction were significant contributors to organic growth in the quarter. Operating margin was 19.7 percent in the third quarter of 2010, up from 18.8 percent in the year ago quarter.

Reported salaries and benefits were $462 million in the third quarter of 2010, an increase of 3 percent, compared with $449 million in the third quarter of 2009. Salaries and benefits, as a percentage of revenues, were 63.0 percent in the third quarter of 2010 compared with 61.9 percent in the third quarter of 2009. The rise in salaries and benefits expense was primarily attributable to increased headcount and higher incentive compensation, moderated by favorable foreign currency movements and lower stock-based compensation expense. Incentive compensation included $28 million of amortization of cash retention payments in the third quarter of 2010 compared with $22 million in the third quarter of 2009. As of September 30, 2010, December 31, 2009 and September 30, 2009, the Company included $193 million, $98 million, and $121 million, respectively, in other assets on the balance sheet, which represented the unamortized portion of cash retention payments made before those dates.

Reported other operating expenses were $129 million in the third quarter of 2010 compared with $151 million in the third quarter of 2009. Other operating expenses in the third quarter of 2010 benefited from the release of a previously established $7 million legal accrual and foreign currency movements. Other operating expenses, as a percentage of revenues, were 17.6 percent in the third quarter of 2010 compared with 20.8 percent in the third quarter of 2009.

Reported operating margin was 14.5 percent for the quarter ended September 30, 2010 compared with 11.3 percent for the same period last year, an increase of 320 basis points. Adjusted operating margin was 14.5 percent for the quarter ended September 30, 2010 compared with 13.1 percent a year ago, an increase of 140 basis points. Adjusted operating margin benefited from continued solid growth in organic commissions and fees, rigorous expense management and favorable foreign currency movements, partially offset by higher incentive compensation. Adjusted operating income for the third quarter of 2009 was impacted by certain items, which are detailed later in this release.

Nine Months 2010 Financial Results

Reported net income from continuing operations for the nine months ended September 30, 2010 was $357 million, or $2.09 per diluted share, compared with $357 million, or $2.13 per diluted share, in the same period a year ago. Reported net income from continuing operations for the first nine months of 2010 and 2009 was impacted by certain items, which are detailed later in this release.

Adjusted earnings per diluted share from continuing operations were $2.18 for the nine months ended September 30, 2010 compared with $2.21 in the comparable period of 2009. Foreign currency movements favorably impacted adjusted earnings per diluted share by $0.11 in the nine months ended September 30, 2010 compared to the same period in 2009.

Total reported revenues for the nine months ended September 30, 2010 were $2,504 million compared with $2,439 million for the same period last year, an increase of 3 percent. Total commissions and fees were $2,475 million, up 3 percent compared with the first nine months of 2009. Investment income was $29 million through the first nine months of 2010, down 17 percent from $35 million in the same period a year ago, due to lower interest rates.

Organic growth in commissions and fees was 4 percent in the first nine months of 2010 compared with the same period of 2009. This growth reflected net new business won of 6 percent, partially offset by a negative 2 percent impact from declining premium rates and other market factors.

Reported operating margin was 23.0 percent for the nine months ended September 30, 2010 compared with 21.4 percent for the same period last year. Excluding items detailed later in this release, adjusted operating margin was 23.6 percent for the first nine months of 2010 compared with 22.1 percent a year ago.

Tax

Income tax expense for the quarter ended September 30, 2010 was $10 million, compared to an income tax credit of $29 million for the comparable period a year ago.

As in prior years, a $7 million credit was recognized in the third quarter of 2010, compared with an $11 million credit in the year ago quarter, further to the closure of the statute of limitations on assessments relating to previously unrecognized tax benefits.

In addition, the third quarter 2009 tax credit also reflected the release of a $27 million provision following a change to UK tax law.

The effective tax rate was 15.2 percent for the quarter ended September 30, 2010 and 24.8 percent for the nine months ended September 30, 2010. Excluding the impact of nonrecurring items, which are detailed later in this release, the underlying tax rate for the quarter and nine months ended September 30, 2010 was approximately 26.0 percent, the same as the 2009 full year rate.

Capital

As of September 30, 2010, cash and cash equivalents totaled $141 million and total debt was $2.3 billion. Total equity was $2.5 billion.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). The dividend is payable on January 14, 2011 to shareholders of record at December 31, 2010.

Conclusion

“We do not anticipate significant near term changes to the external environment in which we operate. The pace of economic recovery is expected to remain modest in a number of key geographies and the overall rate environment remains soft. However I continue to believe that we have established, and continue to build, a strong, disciplined business that is well positioned for success,” Mr. Plumeri said.

Conference Call and Web Cast

A conference call to discuss the third quarter 2010 results will be held on Thursday, October 28, 2010, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through November 28, 2010 at 11:59 PM Eastern Time, by calling (800) 385-2289 (domestic) or +1 (203) 369-3262 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental and regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry;
  our ability to implement and realize anticipated benefits of the Shaping Our Future, Right Sizing Willis, Funding for Growth initiatives or any other new initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the new US healthcare reform legislation;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  underwriting, advisory or reputational risks associated with non-core operations;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2009 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues
Commissions and fees	$ 723	$ 714	$ 2,475	$ 2,401
Investment income	10	10	29	35
Other income	-	1	-	3
Total revenues	733	725	2,504	2,439
Expenses
Salaries and benefits (including share based compensation of $9 million, $11 million, $34 million, $26 million)	462	449	1,404	1,372
Other operating expenses	129	151	413	428
Depreciation expense	14	15	45	43
Amortization of intangible assets	22	29	64	76
(Gain) / loss on disposal of operations	-	(1)	2	(1)
Total expenses	627	643	1,928	1,918
Operating Income	106	82	576	521
Interest expense	40	47	124	128
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	66	35	452	393
Income taxes charge / (credit)	10	(29)	112	64
Income from Continuing Operations before Interest in Earnings of Associates	56	64	340	329
Interest in earnings of associates, net of tax	9	16	27	42
Income from Continuing Operations	65	80	367	371
Discontinued Operations, net of tax	-	1	-	2
Net Income	$ 65	$ 81	$ 367	$ 373
Net income attributable to noncontrolling interests	(1)	(2)	(10)	(14)
Net Income attributable to Willis Group Holdings plc	$ 64	$ 79	$ 357	$ 359

Amounts attributable to Willis Group Holdings plc shareholders
Income from Continuing Operations, net of tax	$ 64	$ 78	$ 357	$ 357
Income from Discontinued Operations, net of tax	-	1	-	2
Net Income attributable to Willis Group Holdings plc	$ 64	$ 79	$ 357	$ 359

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Earnings per share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$ 0.38	$ 0.46	$ 2.10	$ 2.13
Discontinued Operations	-	0.01	-	0.01
Net Income attributable to Willis Group Holdings plc shareholders	$ 0.38	$ 0.47	$ 2.10	$ 2.14
Diluted Earnings per Share:
Continuing Operations	$ 0.37	$ 0.46	$ 2.09	$ 2.13
Discontinued Operations	-	0.01	-	0.01
Net Income attributable to Willis Group Holdings plc shareholders	$ 0.37	$ 0.47	$ 2.09	$ 2.14
Average Number of Shares Outstanding
- Basic	170	168	170	168
- Diluted	171	169	171	168
Shares Outstanding at September 30 (thousands)	170,564	168,313	170,564	168,313

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash & cash equivalents	$ 141	$ 191
Fiduciary funds—restricted	1,760	1,683
Accounts receivable, net	8,632	8,638
Fixed assets, net	356	352
Goodwill and intangibles, net	3,782	3,849
Investments in associates	169	156
Deferred tax assets	53	82
Pension benefits asset	144	69
Other assets	715	603
Total Assets	$ 15,752	$ 15,623

Liabilities and Equity
Accounts payable	$ 9,763	$ 9,686
Deferred revenue and accrued expenses	245	301
Deferred tax liabilities	12	29
Income taxes payable	63	46
Short-term debt	110	209
Long-term debt	2,202	2,165
Liability for pension benefits	155	187
Other liabilities	704	771
Total Liabilities	$ 13,254	$ 13,394

Equity attributable to Willis Group Holdings plc	2,470	2,180
Noncontrolling interests	28	49
Total Equity	$ 2,498	$ 2,229
Total Liabilities and Equity	$ 15,752	$ 15,623

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

The following tables reconcile organic commissions and fees growth by business unit to the percentage change in reported commissions and fees for the three and nine months ended September 30, 2010, respectively:

	Three months ended September 30,			Change attributable to
	2010	2009	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$181	$175	3%	(2)%	1%		4%
North America	328	320	2%	-%	-%	(b)	2%
International	214	219	(2)%	(7)%	(1)%		6%
Commissions and fees	$723	$714	1%	(3)%	-%		4%
	Nine months ended September 30,			Change attributable to
	2010	2009	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$698	$657	6%	-%	-%		6%
North America	1,015	1,023	(1)%	-%	(2)%	(b)	1%
International	762	721	6%	(1)%	1%		6%
Commissions and fees	$2,475	$2,401	3%	-%	(1)%		4%

(a) Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

2. Analysis of Commissions and Fees (continued)

(b) Included in North America reported commissions and fees were legacy HRH contingent commissions of $1 million in the third quarter of 2010 compared with $2 million in the third quarter of 2009 and $11 million in the first nine months of 2010 compared with $26 million in the first nine months of 2009.

Note: Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

3. Adjusted Operating Income

The following tables reconcile adjusted operating income to operating income, the most directly comparable GAAP measure, for the three and nine months ended September 30, 2010 and 2009, respectively:

	Three months ended September 30,
	2010	2009	% Change
Operating Income, GAAP basis	$106	$82	29%
Excluding:
Net gain on disposal of operations	-	(1)
HRH integration costs	-	7
Accelerated amortization of intangible assets	-	7

Adjusted Operating Income	$106	$95	12%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	14.5%	11.3%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	14.5%	13.1%
	Nine months ended September 30,
	2010	2009	% Change
Operating Income, GAAP basis	$576	$521	11%
Excluding:
Venezuela currency devaluation (a)	12	-
Net loss/(gain) on disposal of operations	2	(1)
HRH integration costs	-	11
Accelerated amortization of intangible assets	-	7

Adjusted Operating Income	$590	$538	10%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	23.0%	21.4%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	23.6%	22.1%

(a) With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

4. Adjusted Net Income from Continuing Operations

The following tables reconcile adjusted net income to net income, the most directly comparable GAAP measure, for the three and nine months ended September 30, 2010 and 2009, respectively:

	Three months ended September 30,			Per diluted share Three months ended September 30,
	2010	2009	% Change	2010	2009	% Change
Net Income from Continuing Operations, GAAP basis	$64	$78	(18)%	$0.37	$0.46	(20)%
Excluding:
Net gain on disposal of operations, net of tax ($nil),($nil)	-	(1)		-	(0.01)
HRH integration costs, net of tax ($nil),($2)	-	5		-	0.04
Accelerated amortization of intangible assets, net of tax ($nil), ($3)	-	4		-	0.02
Premium on early redemption of 2010 bonds, net of tax ($nil), ($1)	-	4		-	0.02
Adjusted Net Income from Continuing Operations	$64	$90	(29)%	$0.37	$0.53	(30)%
Average diluted shares outstanding, GAAP basis	171	169
	Nine months ended September 30,			Per diluted share Nine months ended September 30,
	2010	2009	% Change	2010	2009	% Change
Net Income from Continuing Operations, GAAP basis	$357	$357	-%	$2.09	$2.13	(2)%
Excluding:
Venezuela currency devaluation, net of tax ($nil),($nil) (a)	12	-		0.07	-
Net loss/(gain) on disposal of operations, net of tax ($(1)),($nil)	3	(1)		0.02	(0.01)
HRH integration costs, net of tax ($nil),($3)	-	8		-	0.05
Accelerated amortization of intangible assets, net of tax ($nil), ($3)	-	4		-	0.02
Premium on early redemption of 2010 bonds, net of tax ($nil), ($1)	-	4		-	0.02
Adjusted Net Income from Continuing Operations	$372	$372	-%	$2.18	$2.21	(1)%
Average diluted shares outstanding, GAAP basis	171	168

(a) With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

5. Condensed Consolidated Income Statements by Quarter

	2009						2010
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Revenues
Commissions and fees	$915	$772	$714	$2,401	$809	$3,210	$963	$789	$723	$2,475
Investment income	13	12	10	35	15	50	9	10	10	29
Other income	2	-	1	3	-	3	-	-	-	-
Total Revenues	930	784	725	2,439	824	3,263	972	799	733	2,504
Expenses
Salaries and benefits	480	443	449	1,372	455	1,827	486	456	462	1,404
Other operating expenses	138	139	151	428	167	595	149	135	129	413
Depreciation expense	14	14	15	43	17	60	15	16	14	45
Amortization of intangible assets	24	23	29	76	24	100	21	21	22	64
Net (gain)/loss on disposal of operations	-	-	(1)	(1)	(12)	(13)	-	2	-	2
Total Expenses	656	619	643	1,918	651	2,569	671	630	627	1,928
Operating Income	274	165	82	521	173	694	301	169	106	576
Interest expense	38	43	47	128	46	174	43	41	40	124

Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	236	122	35	393	127	520	258	128	66	452
Income taxes charge/(credit)	62	31	(29)	64	32	96	67	35	10	112

Income from Continuing Operations before Interest in Earnings of Associates	174	91	64	329	95	424	191	93	56	340
Interest in earnings of associates, net of tax	26	-	16	42	(9)	33	20	(2)	9	27
Income from Continuing Operations	200	91	80	371	86	457	211	91	65	367
Discontinued operations, net of tax	1	-	1	2	-	2	-	-	-	-
Net Income	201	91	81	373	86	459	211	91	65	367
Net income attributable to noncontrolling interests	(8)	(4)	(2)	(14)	(7)	(21)	(7)	(2)	(1)	(10)
Net income attributable to Willis Group Holdings plc	$193	$87	$79	$359	$79	$438	$204	$89	$64	$357
Diluted Earnings per Share
- Continuing Operations	$1.15	$0.52	$0.46	$2.13	$0.47	$2.58	$1.20	$0.52	$0.37	$2.09
- Discontinued Operations	0.01	-	0.01	0.01	-	0.01	-	-	-	-
Net Income attributable to Willis Group Holdings plc shareholders	$1.16	$0.52	$0.47	$2.14	$0.47	$2.59	$1.20	$0.52	$0.37	$2.09
Average Number of Shares Outstanding
- Diluted	167	168	169	168	169	169	170	171	171	171

6. Segment Information by Quarter

	2009						2010
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Commissions and Fees
Global	$275	$207	$175	$657	$165	$822	$301	$216	$181	$698
North America	371	332	320	1,023	345	1,368	361	326	328	1,015
International	269	233	219	721	299	1,020	301	247	214	762
Total Commissions and Fees	$915	$772	$714	$2,401	$809	$3,210	$963	$789	$723	$2,475

Total Revenues
Global	$278	$209	$176	$663	$172	$835	$303	$217	$183	$703
North America	377	336	325	1,038	348	1,386	365	331	332	1,028
International	275	239	224	738	304	1,042	304	251	218	773
Total Revenue	$930	$784	$725	$2,439	$824	$3,263	$972	$799	$733	$2,504

Operating Income
Global	$127	$74	$33	$234	$21	$255	$138	$69	$36	$243
North America	94	75	70	239	89	328	93	68	71	232
International	96	55	30	181	95	276	103	59	21	183
Corporate and Other(a)	(43)	(39)	(51)	(133)	(32)	(165)	(33)	(27)	(22)	(82)
Total Operating Income	$274	$165	$82	$521	$173	$694	$301	$169	$106	$576

Organic Commissions and Fees Growth
Global	5%	7%	4%	5%	1%	4%	7%	7%	4%	6%
North America	(5)%	(8)%	(3)%	(5)%	1%	(3)%	1%	(1)%	2%	1%
International	5%	5%	3%	5%	3%	4%	3%	8%	6%	6%
Total Organic Commissions and Fees Growth	2%	1%	2%	2%	2%	2%	3%	4%	4%	4%

Operating Margin
Global	45.7%	35.4%	18.8%	35.3%	12.2%	30.5%	45.5%	31.8%	19.7%	34.6%
North America	24.9%	22.3%	21.5%	23.0%	25.6%	23.7%	25.5%	20.5%	21.4%	22.6%
International	34.9%	23.0%	13.4%	24.5%	31.3%	26.5%	33.9%	23.5%	9.6%	23.7%
Total Operating Margin	29.5%	21.0%	11.3%	21.4%	21.0%	21.3%	31.0%	21.2%	14.5%	23.0%

(a) Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH and the costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland.

CONTACT:
Willis Group Holdings plc
Investors:
Kerry K. Calaiaro
(212) 915-8084
Email: kerry.calaiaro@willis.com
or
Media:
Ingrid Booth
+44 203 124-7182
Email: boothi@willis.com